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HUMBOLDT BOTANICAL, LLC

A California Limited Liability Company

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OPERATING AGREEMENT

Dated as of August 31, 2017

HUMBOLDT BOTANICAL, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) of HUMBOLDT BOTANICAL, LLC (the “Company”), dated and effective as of August 31, 2017 is hereby agreed to by and among Digipath, Inc., a Nevada corporation (“Digi”), and DON ASHLEY (“Ashley” and, together with Digi, and any other Person hereafter admitted as a member of the Company in accordance with this Agreement, the “Members”).

RECITALS

The Members have formed the Company as a California limited liability company pursuant to and in accordance with the California Revised Uniform Limited Liability Company Act and desire to enter into this Agreement to govern the operations of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Members agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Accounting Period” means (i) the Company’s Fiscal Year if there are no changes in the Members’ respective interests in Company income, gain, loss or deductions during such Fiscal Year except on the first day thereof or (ii) any other period beginning on the first day of a Fiscal Year, or any other day during a Fiscal Year, upon which occurs a change in such respective interests, and ending on the last day of a Fiscal Year, or on the day preceding an earlier day upon which any change in such respective interest shall occur.

“Act” means the California Revised Uniform Limited Liability Company Act, and any successor statute, as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to the Capital Account any amount which such Member is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(ii) Debit to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, or manager of such Person, or (iv) any Person who is an officer, director, general partner, manager, trustee or holder of ten percent or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Operating Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as the context requires.

“Articles” means the Articles of Organization of the Company filed with the Secretary of State of the State of California on January 27, 2017.

“Available Cash” with respect to any period, the sum of money available at the end of that period for distribution to the Members after (i) payment of all debt service and other expenses (including, without limitation, payments due on or with respect to Member Loans, operating and maintenance expenses, general and administration expenses, insurance costs, taxes, assessments and other expenses); (ii) satisfaction of the Company’s liabilities as they become due, including, without limitation, to Digi with respect to the Digi Fees; and (iii) establishment of such reserves as are deemed necessary or advisable by the Members.

“Book Value” means, (i) with respect to property contributed by any Member, the fair market value of such property at the time of contribution, or (ii) with respect to property purchased or otherwise acquired by the Company, the Company’s initial basis for U.S. federal income tax purposes, decreased in either case by book depreciation allocable thereto and increased or decreased in either case from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704--1(b)(2)(iv)(f).

“Cannabis Data” means genotyping, chemoprofile and similar data obtained by Digi or the Company with respect to cannabis tested by the Company.

“Capital Account” has the meaning given such term in Section 3.1.

“Capital Contribution” means the total amount of cash contributed to the Company by a Member in its capacity as a Member pursuant to the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

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“Company” means the limited liability company formed pursuant to the Articles and this Agreement.

“Damages” has the meaning given such term in Section 7.2.2.

“Digi IP” means the name “Digipath” and all of Digi’s know-how and expertise in the Testing Business, including, without limitation, with respect to applicable standard operating procedures, testing protocols, proprietary genetic data, software, licensing requirements, and the design and initial setup of cannabis testing laboratories; in each case, as currently owned or hereafter developed or acquired by Digi.

“Digi Fees” means the fees payable to Digi pursuant to Section 6.4.

“Dissolution” has the meaning given such term in Section 9.1.

“Fiscal Year” of the Company means the calendar year.

“Indemnitee” has the meaning given such term in Section 7.2.2.

“Member” means each Person who hereby or hereafter executes this Agreement as a Member in accordance with the terms of this Agreement and the Act.

“Member Loan” means any loan made to the Company by a Member pursuant to Section 3.5.

“Member Approval” means the approval of both Digi and Ashley.

“Membership Interest” means all of the rights of a Member in the Company, including a Member’s: (i) rights in distributions and allocations of the profits, losses, gains, deductions, and credits of the Company, (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

“Net Profit” and “Net Loss” mean, for each Accounting Period, an amount equal to the Company’s taxable income or loss for such Accounting Period, determined in accordance with Section 703(a) of the Code, which for this purpose shall include all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code, with the following adjustments:

(a) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or subtracted from such taxable loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)(2) or (3) (other than expenses in respect of which an election is properly made under Section 709(b) of the Code), and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

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(c) If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) (in connection with a distribution of such property) or (f) (in connection with a revaluation of Capital Accounts), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property for purposes of computing Net Profit or Net Loss;

(d) Gain or loss resulting from the disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of such property, notwithstanding that the adjusted tax basis of such Company property may differ from its Book Value; and

(e) With respect to Company property having a Book Value that differs from its adjusted basis for tax purposes, in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation, amortization and cost recovery deductions computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Percentage Interest” means, with respect to any Member, the percentage interest of Membership Interests set forth opposite such Member’s name on Schedule I attached hereto, as it may be modified or supplemented from time to time pursuant to the terms hereof.

“Permitted Transferee” means an Affiliate of a Member.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Tax Matters Partner” has the meaning given such term in Section 8.1.

“Testing Business” means the business of testing of cannabis and cannabis products for state regulatory requirements and other legal purposes.

“Testing Lab” means the cannabis testing laboratory to developed by the Company and initially located at 220 Northwestern Avenue, Rio Dell, California 95562. In the event the Company develops or operates more than one such testing laboratory, “Testing Lab” shall refer to each such testing laboratory, as the context requires.

“Transfer” means any sale (including, without limitation, a sale by a trustee or debtor in bankruptcy or arising out of any manner of creditor’s proceeding), assignment, transfer, exchange, mortgage, pledge, foreclosure, execution, garnishment, attachment, sheriff’s sale, gift, or other disposition or encumbrance (whether voluntarily or involuntarily or by operation of law) of, or the granting of a security interest in, all or any portion of a Member’s interests in the Company.

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“Treasury Regulations” means the final and temporary regulations promulgated under the Code, as amended from time to time.

Terms not otherwise defined in this Article 1 have the meaning so given them elsewhere in this Agreement.

ARTICLE 2
FORMATION OF LIMITED LIABILITY COMPANY

2.1 Formation and Tax Classification. The Company has been formed as a limited liability company under and pursuant to the Act. Each Member represents and warrants that such Member is duly authorized to join this Agreement and that the person executing this Agreement on such Member’s behalf is duly authorized to do so. The Members intend that the Company will be classified as a partnership for U.S. federal, state and local income and franchise tax purposes and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) for any other purpose.

2.2 Company Name. The name of the Company is HUMBOLDT BOTANICAL, LLC. However, the business of the Company shall be conducted under the name “Digipath Botanical Testing” or such other names containing “DIGIPATH” as the Members may from time to time determine.

2.3 Term of Company. The term of the Company commenced on the date of the initial filing of the Articles with the Secretary of State of the State of California and shall continue until dissolved or otherwise terminated pursuant to this Agreement or the laws of the State of California.

2.4 Purposes. The object and purpose of the Company is to (i) engage in the Testing Business in the State of California, (ii) exercise all powers necessary to or reasonably connected with the Company’s business under clause (i) above which may be legally exercised by limited liability companies under the Act, (iii) engage in all activities necessary, customary, convenient, or incident to the foregoing purposes, and (iv) engage in any other lawful act for which limited liabilities may be formed under the Act.

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ARTICLE 3
CAPITALIZATION

3.1 Percentage Interests and Determination of Capital Accounts. The names, addresses, Capital Contributions and Percentage Interests of the Members are set forth on Schedule I hereto. A capital account (“Capital Account”) representing each Member’s interest in the capital of the Company has been established for each Member on the books of the Company and shall be maintained in the manner required by Treasury Regulations under Code Section 704(b). The Capital Accounts of the Members shall be increased or decreased to reflect a revaluation of Company property, if such increase or decrease is necessary to prevent a distortion in the Members’ economic interests in the Company, upon each of the following events: (A) a contribution of money or other property (other than a de minimis amount) to the Company by a new or existing Member as consideration for an interest in the Company (including the exercise of an option, warrant or other convertible instrument); (B) a distribution of money or other property (other than a de minimis amount) by the Company to a retiring or continuing Member as consideration for an interest in the Company; or (C) the liquidation of the Company.

3.2 Negative Capital Accounts. Except as otherwise provided by law, no Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

3.3 Company Capital. No Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (a) to demand the return of such Member’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon Dissolution of the Company pursuant to Article 9 hereof or (b) to cause a partition of the Company’s assets.

3.4 Capital Contributions and Interests. Ashley hereby commits to make cash Capital Contributions to the Company in an amount sufficient to fund the build-out and equipping of the Testing Lab and the payment of the Digi Fees under Section 6.4; provided, however, that in no event shall Ashley have any obligation under this Section 3.4 to make Capital Contributions in excess of $2 million; provided further that Ashley may make Capital Contributions in excess of $2 million in its discretion. Digi shall not be required to make any cash Capital Contributions to the Company, and its Capital Contribution to the Company shall be in the form of the license, property and services provided under Sections 6.2 and 6.3. The Company may accept additional Capital Contributions from Members and admit additional Members, on such terms as are approved by the Members with Member Approval. Schedule I hereto shall be amended to reflect any additional Capital Contributions.

3.5 Loans by Members.

3.5.1 If the Company’s funds are insufficient to meet its costs, expenses, obligations, liabilities and charges, or to make any expenditure authorized by this Agreement, any Member may advance such funds to the Company as a Member Loan with Member Approval. Nothing herein shall be construed to obligate the any Member to provide funds to the Company as a Member Loan.

3.5.2 The proceeds of a Member Loan shall not be added to or otherwise affect the Capital Account of any Member and the making of a Member Loan shall not result in any change in the Percentage Interests of the Members or the Members’ relative rights to distributions (excluding payments of principal of and interest on Member Loans).

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3.6 Transfer Restrictions Generally.

3.6.1 Each Member agrees not to make any Transfer of all or any portion of its Membership Interest unless it has obtained Member Approval, except (i) that Transfers to a Permitted Transferee shall be permitted without compliance with such Sections, and (ii) as permitted by Section 6.10.

3.6.2 Any attempted Transfer by any Person of its Membership Interest other than in accordance with this Section 3.6 shall be, and is hereby declared, null and void ab initio.

3.6.3 A Person to whom a Membership Interest is transferred in accordance with this Agreement has the right to be admitted to the Company as a Member upon the execution by the transferee of such instruments as the Members may deem necessary or advisable to effect the admission of such transferee as a Member, including, without limitation, the written acceptance and adoption by such transferee of the provisions of this Agreement and any other agreement to which the transferring Member is bound with respect to the transferred Membership Interest.

3.6.4 The Member effecting a Transfer and any Person admitted to the Company as a Member in connection therewith shall pay, or reimburse the Company for, all costs incurred by the Company in connection with such Transfer or admission on or before the thirtieth day after the receipt by that Person of the Company’s invoice for the amount due.

ARTICLE 4
DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

4.1.1 Tax Distributions.

4.1.1.1 Notwithstanding anything to the contrary herein, the Members shall use commercially reasonable efforts to cause the Company to distribute, to each Member with respect to each Fiscal Year, an amount of cash (taking into account all other distributions the Member has received with respect to such Fiscal Year) equal to the Tax Distribution with respect to that Member for that Fiscal Year. Any distribution pursuant to this Section 4.1.1 shall be treated as advance distributions of amounts to which the Member otherwise would be entitled to pursuant to Sections 4.1.2 and 4.1.3.

4.1.1.2 The Tax Distribution, if any, with respect to any Member for any Fiscal Year shall be made no later than March 31 following each Fiscal Year, and shall be made more frequently if the Members determine that more frequent distributions are necessary in order to correspond to the Members’ estimated tax obligations.

4.1.1.3 “Tax Distribution” with respect to any Member for any Fiscal Year means the net U.S. federal taxable income of the Company, if any, allocable to such Member with respect to such Fiscal Year, multiplied by the maximum combined U.S. federal, state and local, Medicare and non-U.S. income tax rate or rates applicable to such income in the hands of the Member, as determined by the Members in good faith, taking into account character of the income, applicable foreign tax credits and the deductibility of state and other taxes for U.S. federal income tax purposes.

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4.1.2 Operating Distributions. The Members shall cause the Company to make distributions of Available Cash on a monthly basis, or at such other times as the Members shall determine with Member Approval, pro rata to the Members in accordance with their respective Percentage Interests; provided, however, that until such time as Ashely has received aggregate distributions under this Section 4.1.2 equal to its aggregate cash Capital Contributions to the Company, distributions of Available Cash shall instead be made 75% to Ashley and 25% to Digi.

4.1.3 Liquidating Distributions. In the event of any Dissolution of the Company, the Members shall cause the Company to make distributions of cash and any Company property in accordance with the provisions of Section 9.2.

4.1.4 Limitation on Distributions. Notwithstanding any other provision of this Agreement, no distribution (including distributions upon Dissolution) shall be made to any Member to the extent that, after giving effect to the distribution, all liabilities of the Company would exceed the fair market value of the Company’s assets.

4.1.5 Allocation of Profits and Losses. Except as otherwise provided in Section 4.3, Net Income and Net Loss, and items thereof, for any Accounting Period shall be allocated among the Members in such manner that as of the end of such Accounting Period, each Member’s Adjusted Capital Account shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement, determined as if the Company were to: (A) liquidate all of the assets of the Company for an amount equal to their Book Value and (B) distribute the proceeds of such liquidation in the manner described in Section 4.1.3.

4.2 Regulatory Allocations. Notwithstanding the allocations set forth in Section 4.2, Net Profit, Net Loss and items thereof shall be allocated to the Members in the manner and to the extent required by the Treasury Regulations under Section 704 of the Code, including without limitation, the provisions thereof dealing with minimum gain chargebacks, partner minimum gain chargebacks, qualified income offsets, partnership nonrecourse deductions, partner nonrecourse deductions, forfeiture allocations, and the provisions dealing with deficit capital accounts in Sections 1.704-2(g)(1), 1.704-2(i)(5), and 1.704-1(b)(2)(ii)(d).

4.3 Tax Allocations; Code Section 704(c). The income, gains, losses, deductions and expenses of the Company shall be allocated, for U.S. federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among such Members for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts. Notwithstanding the previous sentence, such items shall be allocated among the Members in a different manner to the extent required by Code Section 704(c) and the Treasury Regulations thereunder (dealing with contributed property), Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) (dealing with property having a book value different than its tax basis), and 1.704-1(b)(4)(ii) (dealing with tax credit items). Allocations pursuant to this Section 4.3 are solely for U.S. federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

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ARTICLE 5
MEMBERS

5.1 Number. The Company shall at all times have one or more Members, who shall constitute the “members” of the Company for all purposes of the Act.

5.2 Required Vote. Except as otherwise provided in Section 6.2 below, in order to constitute the action of or approval by the Members, any action requiring the approval of the Members shall require Member Approval. Except as otherwise provided by law, any action or vote of the Members may be taken by a consent in writing setting forth the action or vote so taken and signed by Members holding the requisite Percentage Interest entitled to vote necessary to authorize or take such action. The Members agree that all significant actions involving the Company outside the ordinary course of business shall require Member Approval, including, without limitation, the following:

(a) Any material change in the business of the Company;

(b) A merger or other business combination of the Company with another entity; or the sale, lease, license, exchange or other disposal by the Company of any assets other than in the ordinary course of business;

(c) A dissolution, liquidation or a bankruptcy proceeding involving the Company;

(d) Granting a lien in any of the Company’s assets, or incurring indebtedness for borrowed money; and

(e) Admitting new Members, accepting additional Capital Contributions from existing Members or otherwise creating or issuing additional Membership Interests or classes of Membership Interests or other equity in the Company.

5.3 Investment Opportunities. No Member shall have any obligation to offer investment opportunities to the Company or any other Member.

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ARTICLE 6
MANAGEMENT; MEMBER SERVICES

6.1 Management by Members. Subject to the express requirements of the Act and this Agreement, the power to determine the policies and procedures of the Company and to manage and control the business and affairs of the Company shall be vested in the Members of the Company. The Members shall have the sole right, power and authority to do on behalf of the Company, directly or by delegation to officers and agents of the Company, all things that are necessary, proper, desirable, incidental or convenient to conduct the business and affairs of the Company.

6.2 Digipath Services. Digi shall be primarily responsible for managing and supervising the day-to-day operations of the Company, subject to the policies and lawful directives of the Members holding a majority of the Percentage Interests, and agrees to devote so much of the time of its employees as shall be reasonably necessary for the performance of such services. In furtherance of the foregoing, Digi will supervise and consult with the Company on

6.2.1 the development and construction of the Testing Lab to be operated by the Company, including the equipment to be installed in the Testing Lab;

6.2.2 the hiring of technical and other personnel to be employed by the Company at the Testing Lab;

6.2.3 obtaining all required licenses from State and local authorities and regulators, and completing all required applications and forms necessary for the operation of the Testing Lab.

6.3 Digipath License. Digi, on behalf of itself and its subsidiaries, hereby grants to the Company, a non-exclusive right and license to use the Digi IP in connection with the operation of the Testing Lab.

6.4 DigiPath Fees; Compensation of Members. The Company shall pay Digi (i) a monthly fee in an amount sufficient to compensate it for its reasonable expenses incurred in connection with performing its obligations under this Agreement, including, without limitation, all out-of-pocket expenses incurred by Digi, and an allocation for Digi’s compensation costs for employees other than its Chief Executive Officer and President providing services to the Company under Section 6.2; and (ii) a monthly administrative fee equal to 10% of the amount due to Digi under clause (i). The fees due under the preceding sentence shall be due within 30 days from invoice by Digi. Unless otherwise approved of by the Members, no Member or any of its Affiliates shall be entitled to compensation from the Company for the performance of services to the Company under this Agreement except as expressly set forth in this Section 6.4.

6.5 Cannabis Data. All Cannabis Data generated by the Company shall be the property of the Company, and each Member shall have a non-exclusive royalty-free right to use such data in its own business; provided, however, that in the event Digi elects to partner with another Person to monetize such data, it shall first negotiate in good faith with Ashley to provide it with the opportunity to participate in such venture.

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6.6 Individual Authority of Members. No Member, acting individually in its capacity as a Member, shall have any authority to bind the Company except to the extent expressly provided in this Agreement or to the extent such authority is expressly approved by Member Approval; provided, however, that the Members of the Company, acting together, shall have the full authority to bind the Company, and provided further that any acts by a Member may be subsequently ratified by Member Approval.

6.7 Duty to Company. Subject to the terms of this Agreement, the Members may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Members or to the income or proceeds derived therefrom.

6.8 Exculpation of Members. Neither Member nor any Affiliate of any Member shall be liable to the other Member for any act or failure to act pursuant to this Agreement, except where such act or failure to act constitutes a breach of this Agreement, gross negligence or willful misconduct and has not been expressly authorized by Member Approval. The Members shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Members in good faith reliance on such advice shall in no event subject any Members or any such other person to liability to the Company or any other Member.

6.9 Member Deadlock; Dispute Resolution Procedures. If at any time the Members reach an impasse on any decision requiring their action (a “Deadlock”), and they are unable to resolve the issue or decide upon an alternative course of action, the following procedures shall apply in the order as set forth hereunder:

6.9.1 Any Member may, upon five (5) days’ notice to the other Members, submit the disagreement to mediation under the rules applicable in the State of California. If the other Members agree to attempt to resolve the matter through mediation within five (5) days after a Member requests such mediation, the mediator shall then be jointly selected by the Members, but if they do not or cannot agree upon a mutually acceptable mediator within five (5) days after deciding to submit the matter to mediation, each Member shall select a candidate for mediator, which candidates shall, by majority vote, appoint the mediator. The mediator shall not have authority to impose a settlement upon the Members, but will attempt to help them reach a satisfactory resolution of the disagreement. The mediator shall end the mediation whenever, in the mediator’s judgment, further efforts at mediation would not contribute to a resolution of the Deadlock matter; provided that any of the Members may end the mediation at any time after twenty (20) days from the date the mediator was selected. If none of the Members elects to have the matter mediated, or if after the mediation procedure terminates the Deadlock is still not resolved, any of the Members, upon notice to the other Members, shall have the right to declare a “Deadlock Impasse”.

6.9.2 Within three (3) days after a Deadlock Impasse, provided that Ashely has at such time received aggregate distributions under Section 4.1.2 equal to its aggregate cash Capital Contributions to the Company, the Members may follow the procedure set forth in Section 6.10 below.

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6.10 Member Buyout. Following a Deadlock Impasse (to the extent Ashely has previously received aggregate distributions under Section 4.1.2 equal to its aggregate cash Capital Contributions to the Company), the Members shall have the right to purchase from or sell to each of the other Members all, but not less than all, of their Membership Interests in the manner set forth in this Section 6.10:

6.10.1 Any Member (the “Offeror”) may serve upon the other Members (each an “Offeree”) a notice (the “Offering Notice”) which shall contain the following terms:

(1) a statement of intent to rely on this Section 6.10.

(2) the price for the Membership Interests at which the Offeror is willing to buy each Offeree’s Membership Interest (the “Specified Purchase Amount”) and sell the Offeror’s Membership Interest (the “Specified Sale Amount”); provided that the Specified Sale Amount and Specified Purchase Amount shall be in the proportion as the Percentage Interests of the Members.

6.10.2 Each Offeree shall then have the option to elect to do one of the following at any time within 30 days after his receipt of the Offering Notice:

(1) to sell all, but not less than all, of such Offeree’s Membership Interest to the Offeror for a purchase price equal to the Specified Purchase Amount;

(2) to purchase all, but not less than all, of the Membership Interests of the Offeror for a purchase price equal to the Specified Sale Amount;

6.10.3 If the Offeree does not exercise any of the options set forth above within such 30-day period, then, as of the day following the expiration of such period, the Offeree shall be conclusively deemed to have elected to sell its Membership Interest. The closing of any purchase and sale contemplated hereunder shall occur within thirty days of any such election to purchase and sell.

ARTICLE 7
LIABILITY; INDEMNIFICATION

7.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

7.2 Indemnification.

7.2.1 No Member or officer of the Company shall be liable, in damages or otherwise, to the Company or any Member for any act or omission performed or omitted to be performed by it in good faith (except for intentional misconduct or recklessness) pursuant to the authority granted to such Member or officer of the Company by this Agreement or by the Act.

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7.2.2 To the fullest extent permitted by the laws of the State of California and any other applicable laws, the Company shall indemnify and hold harmless each Member of the Company, and may, at the discretion of the Members, indemnify and hold harmless each officer and other agent of the Company (each, an “Indemnitee”), from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts (“Damages”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether an Indemnitee continues to be a Member or an officer or agent of the Company, at the time any such liability or expense is paid or incurred, except for any Damages based upon, arising from or in connection with any act or omission of an Indemnitee committed without authority granted pursuant to this Agreement or in bad faith or otherwise constituting recklessness or willful misconduct.

7.2.3 Expenses (including reasonable attorneys’ fees and disbursements) incurred in defending any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, subject to Section 7.2.2 hereof, may be paid (or caused to be paid) by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction from which no further appeal may be taken or the time for any appeal has lapsed (or otherwise, as the case may be), that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder or is not entitled to such expense reimbursement.

7.2.4 Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of these indemnification provisions.

7.2.5 The indemnification provided by this Section 7.2 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Member or as an officer, director, employee, shareholder, member or partner of a Member or of an Affiliate, and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

7.2.6 The Company may purchase and maintain insurance on behalf of one (1) or more Indemnitees and other Persons against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

7.2.7 An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

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7.2.8 The provisions of this Section 7.2 are for the benefit of each Indemnitee and its heirs, successors, assigns, administrators and personal representatives, and shall not be deemed to create any rights for the benefit of any other Persons.

ARTICLE 8
ACCOUNTING

8.1 “Tax Matters Partner.” Unless and until the Members shall otherwise agree, Digi shall serve as the “Tax Matters Partner” for purposes of Section 6231 of the Code. Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. Without unanimous written approval by the Members, the Tax Matters Partner shall not settle, choose the forum of, or extend the statute of limitations related to, any administrative or judicial proceeding with respect to the tax liability of the Members.

ARTICLE 9
DISSOLUTION; TERMINATION

9.1 Events of Dissolution. The Company shall survive in perpetuity and shall not be dissolved except (i) upon Member Approval, (ii) the entering of a decree of judicial dissolution under the Act or (iii) the sale of all or substantially all of the assets of the Company (in each case, a “Dissolution”). Dissolution of the Company shall be effective on the date of such event (unless otherwise specified by the Members), but the Company shall not terminate until the assets of the Company shall have been distributed as provided herein and a certificate of dissolution of the Company has been filed with the Secretary of State of the State of California.

9.2 Liquidation and Termination. On Dissolution of the Company, a Person shall be designated by the Members to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members; provided, however, that such liquidator may be removed and replaced at any time and for any reason by the Members. The steps to be accomplished by the liquidator are as follows:

9.2.1 The liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, any Member Loans, and all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

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9.2.2 In the final Accounting Period of the Company, Net Profits and Net Losses shall be credited or charged to Capital Accounts of the Members (which Capital Accounts shall be first adjusted to take into account all distributions other than liquidating distributions made during the Accounting Period) in the manner provided in Article 4. If the fair market value of the assets to be distributed in kind pursuant to Section 9.2.3 exceeds (“book gain”), or is less than (“book loss”), the Company’s book basis (as determined for Capital Account purposes) for such assets, such book gain or book loss shall be taken into account in the calculation of Net Profit or Net Loss to be allocated under Article 4.

9.2.3 All remaining assets of the Company shall be distributed to the Members in proportion to and accordance with their positive Capital Account balances.

9.3 Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall conduct only such activities as are necessary to windup its affairs. The liquidator shall file articles of dissolution with the Secretary of State of the State of California, cancel any other relevant filings and take such other actions as may be necessary to terminate the Company.

ARTICLE 10
MISCELLANEOUS

10.1 Notices. Any and all notices, consents, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either (i) by hand or facsimile, or (ii) by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier). All notices, demands, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal. All such notices, demands and requests shall be addressed, if to the Company, at its principal executive offices, or if to a Member, at the address set forth on Schedule I attached hereto or to such other address as such Member may have designated for himself, herself or itself by written notice to the Company in the manner herein prescribed.

10.2 Word Meanings; Construction. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Unless otherwise indicated, all references to articles and Sections refer to articles and Sections of this Agreement, and all references to Schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.

10.3 Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

10.4 Applicable Law. This agreement is governed by and shall be construed in accordance with the law of the State of California, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this agreement to the law of another jurisdiction. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence.

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10.5 Severability of Provisions. Each paragraph of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be invalid, illegal or unenforceable in any respect under any applicable law, then (i) all such provisions shall be deemed severed from this Agreement, (ii)every other provision of this Agreement shall remain in full force and effect, and (iii) in substitution for any such provision held invalid, illegal or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under applicable law.

10.6 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

10.7 Further Assurance. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

10.8 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person.

10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

10.10 Effect of Waiver and Consent. A waiver or consent, express or implied, to or of any breach or default by any person in the performance by that person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that person of the same or any other obligations of that person hereunder or with respect to the Company. Failure on the part of a person to complain of any act of any person or to declare any person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that person of its rights with respect to that default until the applicable statute-of-limitations period has run.

10.11 Entire Agreement. This Agreement together with the other agreements and instruments entered into in connection herewith constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersedes all other prior understandings or agreements among the Members with respect to such transactions.

10.12 Amendments. Except as otherwise provided herein, and subject to the Act, the Articles and this Agreement may be amended only with the Member Approval.

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IN WITNESS WHEREOF, the undersigned Members have executed and delivered this Agreement as of the day and year first above written, and agree to and acknowledge all of its terms and those of the attached Schedules and Exhibits.

MEMBERS:

DIGIPATH, INC.

By:	/s/ Joseph J. Bianco
Name:	Joseph J. Bianco
Title:	CEO & Chairman

/s/ Don Ashley
Don Ashley

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HUMBOLDT BOTANICAL, LLC

SCHEDULE I

MEMBERS AND PERCENTAGE INTERESTS

Member	Address	Capital Contribution	Percentage Interest

Digipath, Inc.	6450 Cameron Street, Suite 113 Las Vegas, Nevada 89118 Attention: Joseph J. Bianco	Services and Intellectual Property Under Sections 6.2 and 6.3	40%

Don Ashley	[Address Redacted] Attention: Donald Ashley	$10,000.00	60%

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